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Exhibit 99.1

Guitar Center, Inc.
Management Operating Model For 2003
As of November 14, 2002
($ in thousands, except per share)

Consolidated Company	Q1	Q2	Q3	Q4	2003 Year
Net sales
Bottom end of range	284,800	286,500	297,900	378,800	1,248,000
Top end of range	290,500	292,200	303,900	386,500	1,273,100
Gross margin
Bottom end of range	25.3%	25.6%	26.2%	27.6%	26.2%
Top end of range	25.5%	25.8%	26.4%	28.0%	26.5%
Operating income %
Bottom end of range	3.4%	3.6%	4.0%	7.9%	4.9%
Top end of range	3.6%	3.8%	4.2%	8.2%	5.2%
Interest expense
Bottom end of range	3,500	3,400	3,500	3,800	14,200
Top end of range	3,700	3,600	3,700	4,000	15,000
Net earnings
Bottom end of range	3,815	4,213	5,245	16,224	29,497
Top end of range	4,267	4,668	5,698	17,256	31,889
Weighted shares Outstanding	23,550	23,550	23,550	23,550	23,550
Earnings per Share Diluted
Bottom end of range	0.16	0.18	0.22	0.69	1.25
Top end of range	0.18	0.20	0.24	0.73	1.35
EBITDA
Bottom end of range	14,400	14,900	16,900	35,000	81,200
Top end of range	15,400	15,900	17,900	37,000	86,200
Capital Expenditure
Bottom end of range	8,500	8,500	5,000	5,500	27,500
Top end of range	9,250	9,250	5,500	6,000	30,000

Retail Stores	Q1	Q2	Q3	Q4	2003 Year
Net sales
Bottom end of range	227,300	231,200	243,100	306,000	1,007,600
Top end of range	231,900	235,800	248,000	312,200	1,027,900
Comp store sales increase
Bottom end of range	5%	5%	5%	5%	5%
Top end of range	7%	7%	7%	7%	7%
Gross Margin
Bottom end of range	24.5%	24.7%	25.7%	27.3%	25.6%
Top end of range	24.7%	24.9%	25.9%	27.7%	25.9%
Operating income
Bottom end of range	2.7%	3.1%	3.8%	8.0%	4.6%
Top end of range	2.9%	3.3%	4.0%	8.3%	4.9%

Direct Response	Q1	Q2	Q3	Q4	2003 Year
Total net sales-Direct Response
Bottom end of range	57,500	55,300	54,800	72,800	240,400
Top end of range	58,600	56,400	55,900	74,300	245,200
Gross Margin
Bottom end of range	28.7%	29.2%	28.2%	29.1%	28.7%
Top end of range	28.9%	29.4%	28.4%	29.4%	29.0%
Operating income
Bottom end of range	6.3%	5.6%	5.1%	7.7%	6.3%
Top end of range	6.7%	5.9%	5.4%	8.0%	6.6%

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Guitar Center, Inc. Management Operating Model For 2003 As of November 14, 2002 ($ in thousands, except per share)